As filed with the Securities and Exchange Commission on December 12, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Exzeo Group, Inc.

(Exact name of registrant as specified in its charter)

Florida	85-2578837
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 Century Park Drive Tampa, Florida	33607
(Address of Principal Executive Offices)	(Zip Code)

Exzeo Group, Inc. 2025 Omnibus Incentive Plan

Exzeo Group, Inc. 2021 Omnibus Incentive Plan

Exzeo Group, Inc. 2021 Equity Incentive Plan

(Full title of the plan)

Paresh Patel, Chief Executive Officer

Kevin Mitchell, President

Exzeo Group, Inc.

1000 Century Park Drive

Tampa, Florida 33607

(813) 776-1000

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Curt P. Creely

Foley & Lardner LLP

100 North Tampa Street, Suite 2700

Tampa, Florida 33602

(813) 229-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information.*

*

The information specified in Part I of Form S-8 is omitted from this Registration Statement on Form S-8 the “Registration Statement”). Documents containing such information have been or will be sent or delivered to participants in the Exzeo Group, Inc. 2021 Omnibus Incentive Plan (the “2021 Omnibus Plan”), the Exzeo Group, Inc. 2021 Equity Incentive Plan (the “Incentive Plan”) and the Exzeo Group, Inc. 2025 Omnibus Incentive Plan (the “2025 Omnibus Plan”), as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to the securities laws and regulations, Exzeo Group, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents:

(a)

the Registrant’s prospectus, dated November 4, 2025, filed pursuant to Rule 424(b) under the Securities Act on November  5, 2025, relating to the Registrant’s registration statement on Form S-1 (File No. 333-290500), as amended, which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed;

(b)	the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on December 11, 2025;

(c)	the Registrant’s Current Report on Form 8-K filed with the SEC on November 6, 2025; and

(d)

the description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A filed with the SEC on November 4, 2025 (File No. 001-42937), to register such securities under the Securities Exchange Act of 1934 (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

In addition, all reports and other documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that the Registrant has sold all of the securities offered under this Registration Statement or deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date that the Registrant files such report or document with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference in this Registration Statement, modifies or supersedes such prior statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information furnished under Items 2.02 or 7.01 of Current Report on Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the state of Florida. Section 607.0831 of the Florida Business Corporation Act, as amended (the “FBCA”), provides that a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision to take or not to take action, or any failure to take any action, as a director, unless (1) the director breached or failed to perform his or her duties as a director and (2) the director’s breach of, or failure to perform, those duties constitutes (a) a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (b) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (c) a circumstance under which the liability provisions of Section 607.0834 of the FBCA are applicable, (d) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful or intentional misconduct, or (e) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A judgment or other final adjudication against a director in any criminal proceeding for a violation of the criminal law estops that director from contesting the fact that his or her breach, or failure to perform, constitutes a violation of the criminal law; but does not estop the director from establishing that he or she had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful.

Under Section 607.0851 of the FBCA, a corporation has power to indemnify any person who is a party to any proceeding (other than an action by, or in the right of the corporation), because he or she is or was a director or officer of the corporation against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, has reasonable cause to believe that his or her conduct was unlawful.

For purposes of the indemnification provisions of the FBCA, “director” or “officer” means an individual who is or was a director or officer, respectively, of a corporation or who, while a director or officer of the corporation, is or was serving at the corporation’s request as a director or officer, manager, partner, trustee, employee, or agent of another domestic or foreign corporation, limited liability company, partnership, joint venture, trust, employee benefit plan, or another enterprise or entity and the terms include, unless the context otherwise requires, the estate, heirs, executors, administrators, and personal representatives of a director or officer.

In addition, under Section 607.0851 of the FBCA, a corporation has the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director or officer, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Section 607.0852 of the FBCA provides that a corporation must indemnify an individual who is or was a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the individual was a party because he or she is or was a director or officer of the corporation against expenses incurred by the individual in connection with the proceeding.

Section 607.0853 of the FBCA provides that a corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse expenses incurred in connection with the proceeding by an individual who is a party to the proceeding because that individual is or was a director or an officer if the director or officer delivers to the corporation a signed written undertaking of the director or officer to repay any funds advanced if (a) the director or officer is not entitled to mandatory indemnification under Section 607.0852; and (b) it is ultimately determined under Section 607.0854 or Section 607.0855 (as described below) that the director or officer has not met the relevant standard of conduct described in Section 607.0851 or the director or officer is not entitled to indemnification under Section 607.0859 (as described below).

Section 607.0854 of the FBCA provides that, unless the corporation’s articles of incorporation provide otherwise, notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board of directors or of the shareholders in the specific case, a director or officer of the corporation who is a party to a proceeding because he or she is or was a director or officer may apply for indemnification or an advance for expenses, or both, to a court having jurisdiction over the corporation which is conducting the proceeding, or to a circuit court of competent jurisdiction. The Registrant’s fourth amended and restated articles of incorporation do not provide any such exclusion. After receipt of an application and after giving any notice it considers necessary, the court may order indemnification or advancement of expenses upon certain determinations of the court.

Section 607.0855 of the FBCA provides that, unless ordered by a court under Section 607.0854, a corporation may not indemnify a director or officer under Section 607.0851 unless authorized for a specific proceeding after a determination has been made that indemnification is permissible because the director or officer has met the relevant standard of conduct set forth in Section 607.0851.

Section 607.0857 of the FBCA also provides that a corporation shall have the power to purchase and maintain insurance on behalf of and for the benefit of any person who is or was a director or officer of the corporation against any liability asserted against the person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify or advance expenses to the individual against such liability under the provisions of Section 607.0857.

Section 607.0858 of the FBCA provides that the indemnification provided pursuant to Section 607.0851 and Section 607.0852, and the advancement of expenses provided pursuant to Section 607.0853, are not exclusive. A corporation may, by a provision in its articles of incorporation, bylaws or any agreement, or by vote of shareholders or disinterested directors, or otherwise, obligate itself in advance of the act or omission giving rise to a proceeding to provide any other or further indemnification or advancement of expenses to any of its directors or officers.

Section 607.0859 of the FBCA provides that, unless ordered by a court under the provisions of Section 607.0854 of the FBCA, a corporation may not indemnify a director or officer under Section 607.0851 or Section 607.0858, or advance expenses to a director or officer under Section 607.0853 or Section 607.0858, if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (a) willful or intentional misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder; (b) a transaction in which a director or officer derived an improper personal benefit; (c) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; or (d) in the case of a director, a circumstance under which the liability provisions of Section 607.0834 are applicable (relating to unlawful distributions).

The Registrant’s fourth amended and restated articles of incorporation and amended and restated bylaws provide that the Registrant must indemnify, and advance any and all reasonable expenses incurred by, its directors or former directors and officers or former officers to the fullest extent permitted by law.

The Registrant also maintains director and officer liability insurance against certain claims and liabilities which may be made against its former, current or future directors and officers. In addition, the Registrant has entered into individual indemnification agreements with each of its directors.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed herewith or incorporated by reference.

Exhibit Number	Description

4.1	Fourth Amended and Restated Articles of Incorporation of Exzeo Group, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on November 6, 2025).

4.2	Amended and Restated Bylaws of Exzeo Group, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on November 6, 2025).

5.1*	Opinion of Foley & Lardner LLP.

23.1*	Consent of Forvis Mazars, LLP, independent registered public accounting firm.

23.2*	Consent of Foley & Lardner LLP (contained in Exhibit 5.1 hereto).

24.1*	Power of Attorney (included on the signature page hereto).

99.1	Exzeo Group Inc. 2021 Equity Incentive Plan (the 2021 Equity Plan) (incorporated by reference to Exhibit 10.14 to the Registrant’s Registration Statement on Form S-1, filed with the SEC on September 25, 2025).

99.2	Form of Restricted Stock Award Agreement under the 2021 Equity Plan (incorporated by reference to Exhibit 10.15 to the Registrant’s Registration Statement on Form S-1, filed with the SEC on September 25, 2025).

99.3	Exzeo Group Inc. 2021 Omnibus Incentive Plan (the 2021 Omnibus Plan) (incorporated by reference to Exhibit 10.16 to the Registrant’s Registration Statement on Form S-1, filed with the SEC on September 25, 2025).

99.4	Form of Stock Option Award under the 2021 Omnibus Plan (incorporated by reference to Exhibit 10.17 to the Registrant’s Registration Statement on Form S-1, filed with the SEC on September 25, 2025).

99.5	Form of Restricted Stock Award Agreement under the 2021 Omnibus Plan (incorporated by reference to Exhibit 10.18 to the Registrant’s Registration Statement on Form S-1, filed with the SEC on September 25, 2025).

99.6	Exzeo Group Inc. 2025 Omnibus Incentive Plan (the 2025 Omnibus Plan) (incorporated by reference to Exhibit 10.19 to the Registrant’s Registration Statement on Form S-1/A, filed with the SEC on October 16, 2025.

99.7	Form of Stock Option Award under the 2025 Omnibus Plan (incorporated by reference to Exhibit 10.20 to the Registrant’s Registration Statement on Form S-1/A, filed with the SEC on October 16, 2025).

99.8	Form of Restricted Stock Award Agreement under the 2025 Omnibus Plan (incorporated by reference to Exhibit 10.21 to the Registrant’s Registration Statement on Form S-1/A, filed with the SEC on October 16, 2025).

107*	Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings.

A.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on December 12, 2025.

Exzeo Group, Inc.

By:	/s/ Paresh Patel
Paresh Patel
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Paresh Patel and Kevin Mitchell, and each of them individually, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 (the “Registration Statement”), and any additional registration statement to be filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paresh Patel Paresh Patel	Chief Executive Officer (Principal Executive Officer) and Chairman of the Board of Directors	December 12, 2025

/s/ Suela Bulku Suela Bulku	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 12, 2025

/s/ Kevin Mitchell Kevin Mitchell	President and Director	December 12, 2025

/s/ Irene Hurst Irene Hurst	Director	December 12, 2025

/s/ Robert A. Lopes, Jr. Robert A. Lopes, Jr.	Director	December 12, 2025

/s/ James Macchiarola James Macchiarola	Director	December 12, 2025

/s/ Loreen Spencer Loreen Spencer	Director	December 12, 2025